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                         MAFCO CONSOLIDATED GROUP INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)


                                                             Year ended December 31,
                                                   ---------------------------------------------------
                                                     1991        1992       1993       1994      1995
                                                   -------     -------    -------    -------   -------
Earnings from continuing operations
 before income taxes                               $13,326     $13,023    $15,487    $23,813   $32,794

Plus: Fixed charges                                 15,288      18,303     29,125     30,321    30,011
                                                   -------     -------    -------    -------   -------

Earnings available to cover fixed
  charges                                          $28,614     $31,326    $44,612    $54,134   $62,805
                                                   =======     =======    =======    =======   =======

Fixed charges:
  Interest expense                                 $13,947     $16,503    $26,495    $27,538   $27,174
  Amortization of deferred charges                   1,149       1,565      2,009      2,044     2,095
  Portion of rental expense
   representative of an interest
   factor                                              192         235        621        739       742
                                                   -------     -------    -------    -------   -------

Fixed Charges                                      $15,288     $18,303    $29,125    $30,321   $30,011
                                                   =======     =======    =======    =======   =======

Coverage ratio                                         1.9x        1.7x       1.5x        1.8x     2.1x

                                           Six Months Ended                      Pro Forma
                                      ----------------------------   --------------------------------
                                      July 2, 1995   June 30, 1996   December 31, 1995  June 30, 1996
                                      ------------   -------------   -----------------  -------------
Earnings from continuing operations
 before income taxes                    $18,059        $25,273           $16,500        $15,400

Plus: Fixed charges                      14,961         14,218            15,942          7,374
                                        -------        -------           -------        -------

Earnings available to cover fixed
  charges                               $33,020        $39,491           $32,442        $22,774
                                        =======        =======           =======        =======

Fixed charges:

  Interest expense                      $13,600        $12,836           $14,200        $ 6,600
  Amortization of deferred charges          990          1,008             1,000            400
  Portion of rental expense
   representative of an interest
   factor                                   371            374               742            374
                                        -------        -------           -------        -------

Fixed Charges                           $14,961        $14,218           $15,942        $ 7,374
                                        =======        =======           =======        =======

Coverage ratio                              2.2x           2.8x              2.0x           3.1x
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